SCHEDULE 14A INFORMATION

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Charlotte Russe Holding, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 10, 2004

Dear Stockholder:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Charlotte Russe Holding, Inc. to be held at our corporate offices, 4645 Morena Boulevard; San Diego, California, on Tuesday, February 10, 2004, at 9:00 a.m., for the following purposes:

1.	To elect seven directors to hold office until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified in accordance with the by-laws of the Company.

2.	To transact any and all other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed Friday, January 2, 2004 as the record date for the annual meeting. Only holders of record at the close of business on that day will be entitled to vote at the annual meeting or any adjournment of the annual meeting. All stockholders are invited to attend the meeting.

To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible.

By Order of the Board of Directors,

JENNIFER L. BOLINGER Secretary

San Diego, California

January 15, 2004

4645 Morena Boulevard; San Diego, California 92117    •    Phone (858) 587-1500    •    Fax (858) 875-0330

CHARLOTTE RUSSE HOLDING, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of Charlotte Russe Holding, Inc., a Delaware corporation, is soliciting the enclosed proxy card from our stockholders. The proxy will be used at our Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, February 10, 2004 at our corporate offices, 4645 Morena Boulevard; San Diego, California 92117.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposal on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures.

We use several abbreviations in this proxy statement. We refer to our company as “Charlotte Russe” or the “Company.” We call our Board of Directors the “Board.” References to “fiscal 2003” mean our 2003 fiscal year, which began on September 29, 2002 and ended on September 27, 2003.

Who May Attend and Vote?

Our Board of Directors is sending this proxy statement on or about January 15, 2004 to all of our stockholders as of the record date, January 2, 2004. Stockholders who owned Charlotte Russe common stock at the close of business on January 2, 2004 are entitled to attend and vote at the annual meeting. On the record date, we had approximately 21,508,000 shares of our common stock issued and outstanding. We had 22 record stockholders as of the record date, and we believe our common stock is held by more than 2,800 beneficial owners.

How Do I Vote?

As a stockholder, you have the right to vote on certain business matters affecting our company. The one proposal that will be presented at the annual meeting, and upon which you are being asked to vote, is discussed in the section entitled “Proposal One.” Each share of Charlotte Russe common stock you own entitles you to one vote. The enclosed proxy card indicates the number of shares you own.

By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted as you direct on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a statement or letter from the nominee authorizing you to vote the shares you beneficially own and indicating that you are the beneficial owner of the shares on January 2, 2004, the record date of the meeting.

What Does the Board of Directors Recommend?

If you submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends that you vote:

•	FOR the seven nominees for director identified in Proposal One

What Vote Is Required for The Proposal?

Consistent with Delaware law and the Company’s by-laws, the holders of a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. The seven nominees for directors who receive the greatest number of votes properly cast (known as a plurality of the votes) will be elected as directors. Funds affiliated with Saunders Karp & Megrue Partners, LLC, which own an aggregate of 8,841,908 shares, intend to vote for each nominee recommended by the Board of Directors.

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Shares indicating an abstention and shares indicating a broker non-vote, however, will not constitute votes cast at the meeting and thus will have no effect on the outcome.

May I Change My Vote After I Return My Proxy Card?

Yes. Any stockholder has the right to revoke his or her proxy at any time before it is voted by: (1) attending the meeting and voting in person; (2) by filing with our Secretary a written instrument revoking the proxy; or (3) delivering to our Secretary another newly executed proxy bearing a later date.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors

Under our current certificate of incorporation and by-laws, our Board of Directors determines the number of our directors. We currently have seven directors.

The Election

The seven directors whose regular terms of office expire at the upcoming Annual Meeting have been nominated for reelection to our Board of Directors. Information about these directors is given below. If elected, each director would serve until the next annual meeting, until his successor is elected and qualified, or until his earlier death, removal, or resignation.

The Board of Directors has no reason to believe that any of the listed nominees will not serve if elected. If, however, any nominee cannot or will not serve as a director, the persons named on your proxy card may vote for a substitute nominee designated by the Board.

Set forth below is information concerning each of the nominees for director.

Name	Age	Experience; Principal Occupation; Directorships of Other Public Companies
Bernard Zeichner	59	Mr. Zeichner has been a director since September 1996. He currently serves as Chairman of the Board of Directors, was our President from May 1996 to June 2001 and our Chief Executive Officer from September 1996 to July 2003. Prior to joining the Company, he was President of the retail division of Guess? from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske’s of Texas, a department store chain.

Mark A. Hoffman	54	Mr. Hoffman has served as a director since July 2003. Mr. Hoffman was promoted to President and Chief Executive Officer in July 2003, after having served as Senior Executive Vice President and Chief Operating Officer since August 2001. From June 1999 through May 2001, Mr. Hoffman was Chief Operating Officer for Pacific Sunwear of California, Inc. From 1994 to 1999, Mr. Hoffman was employed by Claire’s Stores where he was President and Chief Operating Officer of the Claire’s Accessories business. Previously, he was President and CEO of Accessory Place from 1990 to 1994 and was Executive Vice President of Country Road Australia from 1988 to 1990. Mr. Hoffman began his retailing career in 1978 with May Department Stores, and he entered specialty retailing in 1984 at Ann Taylor where he held the position of Chief Financial Officer.

Paul R. Del Rossi	61	Mr. Del Rossi has been a Director since January 2000. He currently serves as Chairman for Northfork Partners, LLC. Until 2002, he served as Chairman of General Cinema Theatres and General Cinema International. From 1983 through 1997, he was President and CEO of General Cinema Theatres. Prior to joining General Cinema, Mr. Del Rossi was Senior Vice President of the Venture Capital Group at The Boston Company and was a management consultant with Arthur D. Little. Mr. Del Rossi is also a director of the Massachusetts Chapter of the Cystic Fibrosis Foundation and the DeWolfe Companies.

Name	Age	Experience; Principal Occupation; Directorships of Other Public Companies

W. Thomas Gould	57	Mr. Gould has been a Director since January 2000. Mr. Gould began his career with Maas Brothers, a division of Allied Stores Corporation, in 1969 and in 1985 joined Younkers as President. During his time at Younkers, Mr. Gould also served as both the CEO and Chairman until it merged with Proffitt’s (now owned by Saks Incorporated) in 1996. He then served as Vice Chairman of Proffitt’s until his retirement in April 1997. Mr. Gould also serves on the Board of Directors of Sentry Insurance Company.

Allan W. Karp	48	Mr. Karp has been a Director since September 1996. Since 1990, Mr. Karp has been a Partner of Saunders Karp & Megrue Partners, LLC, or its predecessor, which serves as the general partner of SKM Partners, L.P., which serves as the general partner of SK Equity Fund, L.P. and SK Investment Fund, L.P. Before founding Saunders Karp & Megrue Partners, LLC, Mr. Karp was a Principal in the Merchant Banking Department at Morgan Stanley & Co., Inc. Mr. Karp also serves on boards of directors of Mimi’s Cafe, Souper Salad, Inc., Accessory Network Group, Inc., S.B. Restaurant Co., Inc., and UpToDate, Inc.

Leonard H. Mogil	57	Mr. Mogil has been a Director since August 2001. Mr. Mogil joined Phillips-Van Heusen Corporation in 1989 and held executive positions until his retirement in August 2001 from the position of Group Executive Vice President of Retail Operations. Prior to joining Phillips-Van Heusen, Mr. Mogil held executive positions at various commercial and retail organizations, including Gertz Department Stores, Block’s Department Stores and Joske’s of Texas. He began his professional career at the accounting firm of Touche Ross & Co. where he became a Certified Public Accountant.

David J. Oddi	33	Mr. Oddi has been a Director since September 1996. Mr. Oddi joined Saunders Karp & Megrue, L.P. as an Associate in 1994 and is currently a Partner of Saunders Karp & Megrue Partners, LLC, which serves as the general partner of SKM Partners, L.P., which serves as the general partner of SK Equity Fund, L.P. and SK Investment Fund, L.P. Prior to joining Saunders Karp & Megrue, Mr. Oddi was a financial analyst in the Leveraged Finance Group at Salomon Brothers Inc. Mr. Oddi also serves on the boards of directors of The Children’s Place Retail Stores, Inc., Rue 21, Inc., S.B. Restaurant Co., Inc., Ollie’s Bargain Outlet, Inc., and Organized Living, Inc.

Recommendation:	Our Board of Directors recommends that you vote “FOR” the election of each nominee named above.

Information Concerning the Board of Directors and Its Committees

During fiscal 2003, our Board of Directors held five meetings. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Each of our directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of each committee of which he is a member. Although the Company does not have a formal policy regarding attendance by the Board of Directors at the annual meetings of the Company, all members of the Board of Directors attended the 2003 Annual Meeting.

The Audit Committee, which consists of Messrs. Del Rossi, Gould and Mogil, held seven meetings during fiscal 2003. The Board of Directors has determined that all audit committee members qualify as audit committee financial experts as defined by Item 401(h) of Regulation S-K and are “independent” as defined in the National Association of Securities Dealers’ (“NASD”) listing standards. The Audit Committee currently assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the financial reports of the Company, its financial policies, procedures and reporting process, the audit process, and the Company’s system of financial and operating controls. A copy of the charter of the Audit Committee is attached as Exhibit A to this proxy and can also be found on the Internet on Company’s website at www.charlotte-russe.com. The Audit Committee’s activities during fiscal 2003 are described in the section entitled “Report of the Audit Committee.”

The Compensation Committee, which consists of Messrs. Karp and Oddi, held four meetings during fiscal 2003. The duties of the Compensation Committee are (i) to exercise the power of the Board of Directors with respect to the administration of, and grant of awards under, the Company’s 1999 Equity Incentive Plan and (ii) to review and establish compensation practices and policies for the officers of the Company.

The Company does not have currently have a standing Nominating Committee, nor does it have a charter for a Nominating Committee. The Board of Directors believes that a formal Nominating Committee is not necessary because its size and composition allow it to adequately identify and evaluate qualified candidates for directors. All potential nominees are considered by the entire Board of Directors, a majority of whom are “independent” as defined by the NASD. The Company does not have a formal policy for consideration of director candidates recommended by stockholders because the Board of Directors believes it can consider any such stockholder-recommended candidates on an ad hoc basis. The procedure for suggesting a potential nominee for director are described under the caption “Stockholder Proposals, Etc.” later in this proxy statement. The Board of Directors will evaluate stockholder-recommended candidates under the same criteria as internally generated candidates. Although the Board does not currently have formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important qualifying criteria.

Our non-employee directors currently receive an annual fee of $15,000 plus $500 for each board of director meeting attended and $1,000 for each audit committee meeting attended. Any director may waive these fees, and in fiscal 2003, Messrs. Karp and Oddi waived them. Directors who are employees of the Company are not entitled to any fees or additional compensation for service as members of the Board of Directors or any of its committees. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board of Directors and committees of the Board of Directors. In addition, each non-employee director is eligible to participate in the 1999 Equity Incentive Plan. In fiscal 2003, Messrs. Del Rossi, Gould, and Mogil each received options to purchase 2,500 shares of common stock.

Information about ownership of the Company’s securities by the nominees for director is included under the heading “Security Ownership of Certain Beneficial Owners and Management.”

EXECUTIVE OFFICERS

The names and business experience of the executive officers of the Company who are not also directors are set forth below.

Name	Age	Position
Daniel T. Carter	47	Executive Vice President, Chief Financial Officer
Donna D. Desrosiers	49	Executive Vice President, GMM-Charlotte Russe
R. Tina Kernohan	50	Executive Vice President, Store Operations

Mr. Carter joined us in June 1998 as our Executive Vice President and Chief Financial Officer. Prior to joining us, from September 1997 through May 1998, Mr. Carter was Chief Financial Officer for Advanced Marketing Services, a publicly traded company that wholesales books to Costco and Sam’s Club. From 1986 to September 1997, Mr. Carter was employed by The Price Company, the operator of Price Clubs, and follow-up entities, serving as Senior Vice President for PriceCostco and Chief Financial Officer for Price Enterprises. Mr. Carter is a Certified Public Accountant.

Ms. Desrosiers began her employment with us in October 2003 as Executive Vice President, General Merchandise Manager, Charlotte Russe chain. Ms. Desrosiers’ experience includes more than 20 years at Suzy Shier, Inc., a specialty retailer of over 240 locations. She was employed at Suzy Shier from 1977 to 2000, where she advanced from sportswear buyer to Executive Vice President-General Merchandise Manager. From 2000 to 2003, she served as General Merchandise Manager for Ricki’s, a division of Comark/ARG.

Ms. Kernohan began her employment with us in June 1996 as Regional Manager and was promoted to Executive Vice President, Store Operations in October 1997. From 1991 to 1996, Ms. Kernohan held the title of District Manager at Miller’s Outpost, where she supervised the operation of 20 stores. Ms. Kernohan was employed by Contempo Casuals from 1974 to 1990, where she advanced from sales to regional management, supervising 40 stores across five states.

Summary Compensation Table

The following table sets forth all compensation for the last three completed fiscal years awarded to, earned by, or paid to our chief executive officer and those four other executive officers whose total annual salary and bonus was the greatest during fiscal 2003 for all services rendered in all capacities to the Company and its subsidiaries.

					Long Term Compensation Awards
Name and Principal Position at Fiscal Year End	Year		Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation($)
Bernard Zeichner Chairman of the Board	2003 2002 2001		489,423 550,000 375,000	— 5,644 88,411	— 50,000 —	58,264 57,563 49,673	(1) (1) (1)

Mark A. Hoffman President and Chief Executive Officer	2003 2002 2001		445,000 400,000 38,462	— 100,000 —	150,000 20,000 175,000	— 246,814 —	(2)

Daniel T. Carter Executive Vice President, Chief Financial Officer	2003 2002 2001		278,385 264,904 246,154	10,000 — —	15,000 20,000 15,000	— — —

R. Tina Kernohan Executive Vice President, Store Operations	2003 2002 2001		171,538 160,097 142,500	10,000 — —	15,000 20,000 10,000	— — —

Harriet A. Bailiss-Sustarsic Former President	2003 2002 2001	(3)	370,673 339,424 288,461	— — —	— 40,000 20,000	— — —

(1)	Represents $23,942 in each fiscal year for a life insurance premium paid by the Company and $7,373, $6,998 and $6,125 in fiscal 2003, 2002 and 2001, respectively, for the value of an automobile leased by the Company for Mr. Zeichner’s use. These items are taxable to Mr. Zeichner. The personal income tax impact was assumed by the Company which resulted in additional compensation of $26,947, $26,623 and $19,906 in fiscal 2003, 2002 and 2001, respectively.
(2)	Represents $128,011 for relocation expenses paid by the Company which was taxable to Mr. Hoffman. The personal income tax impact was assumed by the Company which resulted in additional compensation of $110,149. Also included in other compensation is an $8,654 automobile allowance paid to Mr. Hoffman. Mr. Hoffman joined the Company during fiscal year 2001.
(3)	Ms. Bailiss-Sustarsic left the Company in September 2003.

Option Grants in Last Fiscal Year

The following table sets forth the individual grants of stock options made by the Company during the fiscal year ended September 27, 2003 to our executive officers.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2003	Exercise Price	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Mark A. Hoffman	150,000	34.25%	$11.38	07/09/2013	$1,073,523	$2,720,518
Daniel T. Carter	15,000	3.48%	$10.60	09/25/2013	$99,994	$253,405
R. Tina Kernohan	15,000	3.48%	$10.60	09/25/2013	$99,994	$253,405

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes for each of our executive officers (i) the total number of shares received upon exercise of stock options during the fiscal year ended September 27, 2003, (ii) the aggregate dollar value realized upon such exercise, (iii) the total number of unexercised options, if any, held at September 27, 2003 and (iv) the value of unexercised in-the-money options, if any, held at September 27, 2003. In-the-money options are options where the fair market value of the underlying securities exceeds the exercise or base price of the option. The aggregate value realized upon exercise of a stock option is the difference between the aggregate exercise price of the option and the fair market value of the underlying stock on the date of exercise. The value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price of the option and the closing sale price of a share of common stock on September 27, 2003, which was $10.48. With respect to unexercised, in-the-money options, actual gains, if any, realized on exercise will depend on the value of the common stock on the date of exercise.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 27, 2003		Value of Unexercised In-the-Money Options at September 27, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bernard Zeichner	—	—	715,000	25,000	$6,266,700	—
Mark A. Hoffman	—	—	74,000	271,000	$1,200	$4,800
Daniel T. Carter	—	—	71,000	54,000	$279,800	$2,400
R. Tina Kernohan	—	—	28,000	41,000	$133,320	$2,400
Harriet A. Bailiss-Sustarsic	—	—	69,400	—	$166,152	—

Employment Arrangements with Executive Officers

We entered into an employment agreement with Mr. Zeichner that expired September 30, 2003. Under the terms of that employment agreement, Mr. Zeichner served as Chief Executive Officer of our operating subsidiary and as a member of the Board of Directors of the Company and each subsidiary. Mr. Zeichner received an annual base salary of $550,000 and was eligible for an annual incentive bonus and certain medical and other benefits. The incentive bonus was based on a percentage, up to 0.75%, of the Company’s earnings before interest, taxes, depreciation and amortization, depending on the growth in such earnings. On August 31, 2003, we entered into a new employment agreement with Mr. Zeichner that remains effective for one year, automatically extended for successive one year terms until terminated by either party. Under the terms of the employment agreement, Mr. Zeichner has agreed to serve as Chairman of the Board and to perform such executive-level duties as assigned by the Company or its Board of Directors. Mr. Zeichner will receive an annual base salary of $200,000, an annual incentive bonus, and certain medical and other benefits for the term of the agreement. The incentive bonus is determined at the discretion of the Board of Directors. If Mr. Zeichner’s employment is terminated without cause or Mr. Zeichner resigns his position as a consequence of material breach of the employment agreement or the Stockholders Agreement, he will be entitled to one year of his base salary at the time of termination, payable in 12 equal monthly installments.

We entered into an employment agreement with Mr. Hoffman dated July 9, 2003 that remains effective through the last day of the Company’s 2005 fiscal year. Under the terms of the employment agreement, Mr. Hoffman has agreed to serve as Chief Executive Officer of our operating subsidiary and as a member of the Board of Directors of the Company and each subsidiary. Mr. Hoffman will receive an annual base salary of $550,000 subject to annual 5% increases, an annual incentive bonus and certain medical and other benefits for fiscal years 2004 and 2005. The incentive bonus will be based on a percentage of up to 0.75% of the Company’s earnings before interest, taxes, depreciation and amortization, depending on the growth in such earnings. If Mr. Hoffman’s employment is terminated without cause or Mr. Hoffman resigns his position as a consequence of material breach of the employment agreement, he will be entitled to one year of his base salary at the time of termination, payable in 12 equal monthly installments.

We entered into “at-will” employment agreements with Mr. Carter, Ms. Kernohan and Ms. Desrosiers under which they will receive annual base salaries, as adjusted, of $286,000, $175,000, and $300,000, respectively. These base salaries are subject to increases at the discretion of the Board of Directors. Each officer is entitled to participate in the management bonus program. Each officer is also entitled to participate in benefit programs offered to employees of the Company. If their employment is terminated for a reason other than cause, as defined, they are entitled to certain severance benefits, ranging from six to twelve months, which are subject to reduction in the event of obtaining new employment prior to the end of the severance period. In addition, the agreement for Ms. Kernohan provides for acceleration of unvested stock options if her employment is terminated as a result of a change in control of the Company.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our compensation committee. Messrs. Karp and Oddi, the members of the Compensation Committee, are partners of Saunders Karp & Megrue, LLC, which receives an annual fee of $250,000 in exchange for its financial advisory services, as set forth in Certain Relationships and Related Transactions.

Compensation Committee Report

The Compensation Committee of the Board of Directors is currently composed of two outside directors, Messrs. Karp and Oddi. The Compensation Committee is responsible for setting and administering the policies governing executive officer compensation, including cash compensation and stock ownership programs. The goals of the Company’s compensation policy are to attract and retain executive officers who contribute to the Company’s overall success, by offering compensation that is competitive in the retail apparel industry for similarly sized companies, to motivate executives to achieve business objectives and to reward them for their achievements. The Company generally uses salary, incentive compensation and stock options to meet these goals.

Salary. The Compensation Committee sets the salary for the Company’s Chief Executive Officer within the range of salary that is competitive for similar positions in comparable companies in the retail apparel industry, based in part on a review of industry salary surveys and other publicly available information. The Committee uses the median of the range of base salaries for comparable companies as a target for the Chief Executive Officer’s base salary level, and adjusts this amount based on the Chief Executive Officer’s experience, tenure, performance and level of equity ownership in the Company. The Board of Directors determines the salaries for the other executive officers based on recommendations from the Company’s Chief Executive Officer and after consideration of similar criteria used to determine the Chief Executive Officer’s compensation.

Incentive Compensation. The Company has developed an incentive bonus program under which the Company’s employees are eligible to receive incentive cash bonuses equal to a percentage of their base salary based on annual performance goals set by the Compensation Committee. The Company’s Chief Executive Officer approves which employees will be eligible to participate in the incentive bonus program. Generally, bonuses are intended to reward the employees when the Company achieves its business objectives. The Chief Executive Officer is entitled to bonuses in accordance with his employment contract.

Equity Compensation. The Compensation Committee believes that employee equity ownership provides additional motivation to maximize value for the Company’s stockholders. Since stock options are granted at market price, the value of the stock options is wholly dependent on an increase in the price of the Company’s Common stock. The Compensation Committee believes, therefore, that the stock options align the interests of the employees with those of the stockholders. In general, awards to employees are made taking into account the anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives.

Compensation Committee of

The Board of Directors

Allan W. Karp

David J. Oddi

Audit Committee Report

The Audit Committee of the Board of Directors currently consists of three directors, Messrs. Del Rossi, Gould, and Mogil, each of whom is an independent director as defined in the NASD listing standards. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the financial reports of the Company, its financial policies, procedures and reporting process, the audit process and the Company’s system of financial and operating controls. A copy of the charter of the Audit Committee is attached as Exhibit A to this proxy and can also be found on the Internet on the Company’s website www.charlotte-russe.com.

The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements for fiscal 2003. The Audit Committee has also discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence.

Based on the review and discussion described in the immediately preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2003 for filing with the Securities and Exchange Commission.

Audit Committee of

The Board of Directors

Paul R. Del Rossi

W. Thomas Gould

Leonard H. Mogil

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock owned as of the close of business on January 2, 2004, by the following persons: (i) each person who is known by the Company to own more than 5% of the outstanding shares of common stock; (ii) each director and executive officer; and (iii) all directors and executive officers as a group. Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses. Unless otherwise indicated, each person listed below maintains a mailing address of c/o Charlotte Russe Holding, Inc., 4645 Morena Boulevard; San Diego, CA 92117. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to the Company by, or on behalf of, the persons listed in the table.

	Shares Beneficially Owned
Name Of Beneficial Owner	Number	Percent
Directors and Executive Officers

Bernard Zeichner (1)	764,272	3.1%
Mark A. Hoffman (2)	84,000	*
Daniel T. Carter (2)	92,613	*
R. Tina Kernohan (2)	34,844	*
Paul R. Del Rossi (2)	19,000	*
W. Thomas Gould (2)	30,500	*
Allan W. Karp (3)	56,400	*
Leonard H. Mogil (2)	11,000	*
David J. Oddi (3)	7,000	*

All executive officers and directors as a group, including those named above (9 persons)	1,099,629	4.9%

Five Percent (5%) Stockholders

SKM Funds (4) 262 Harbor Drive Stamford, CT 06902	10,807,348	46.1%
Fidelity Management and Research (5) 82 Devonshire Street Boston, MA 02109	2,129,167	9.9%

*	Denotes less than one percent
(1)	Includes 124,272 shares held by the Living Trust and 640,000 shares of common stock subject to options exercisable within 60 days of January 2, 2004. Mr. Zeichner is the trustee of the Living Trust.
(2)	Includes shares of common stock subject to options exercisable within 60 days of January 2, 2004, as follows: Mr. Hoffman, 74,000 shares; Mr. Carter, 83,000 shares; Ms. Kernohan, 34,000 shares; Mr. Del Rossi, 17,500 shares; Mr. Gould, 17,500 shares; and Mr. Mogil, 10,000 shares.
(3)	Excludes the shares of common stock owned by the SKM Funds. See Note 4.
(4)	Includes (a) 8,751,328 shares of common stock owned by the SK Equity Fund, L.P., (b) 90,580 shares of common stock owned by SK Investment Fund, L.P. (together with SK Equity Fund, L.P., the “SKM Funds”) and (c) 1,965,440 shares of common stock which may be acquired by the SKM Funds pursuant to the exercise of warrants. SKM Partners, L.P. is the general partner of each of SK Equity Fund, L.P. and SK Investment Fund, L.P. Saunders Karp & Megrue Partners, LLC serves as the general partner of SKM Partners, L.P.
(5)	Information provided is based on filings with the Securities and Exchange Commission made under Section 13(f) of the Securities and Exchange Act of 1934 (the “Act”). Reflects the number of shares over which the holder has “investment discretion,” as defined in Section 3(a)(35) of the Act.

Stockholder Return Presentation

Set forth below is a line graph comparing the cumulative total return on the Company’s common stock against the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Specialty Retailers Index for the period commencing on October 20, 1999 (the date of pricing of the Company’s common stock in its initial public offering) and ending on September 27, 2003, assuming in each case that $100 was invested on October 20, 1999 and that all dividends were reinvested. The Company’s stock price on the Nasdaq National Market was $10.48 on September 27, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

During fiscal 2003, we purchased approximately $821,000 of merchandise from Slant, Inc., a manufacturer of women’s apparel. Mr. Zeichner’s daughter is the President and Chief Executive Officer of Slant and his wife is also a principal officer. Mr. Zeichner’s wife and daughter also own a majority of the outstanding equity interests in Slant, Inc. We believe these purchases were on terms no less favorable to us than could have been obtained from a disinterested third party.

Stockholders Agreement

The Company, the SKM Funds and Mr. Bernard Zeichner have entered into a Stockholders Agreement. This agreement provides that (1) so long as the SKM Funds own at least 25% of the total outstanding shares of common stock, they will have the right to nominate three directors and designate the Chairman of the Board of Directors and (2) as long as the SKM Funds own at least 1,820,735 shares of common stock, including shares of stock issuable upon the exercise of outstanding warrants, they will have the right to nominate two directors and include one director elected by the SKM Funds on each committee of the Board of Directors. The Stockholders Agreement grants Mr. Zeichner certain tag along rights in the event of a private sale by the SKM Funds of their shares of common stock. The Stockholders Agreement also grants, subject to limitations and exceptions, demand and piggyback registration rights to the SKM Funds and piggyback registration rights to Mr. Zeichner. The Company is responsible for certain costs of registered offerings in which shares are sold by the SKM Funds and Mr. Zeichner.

The stockholders agreement provides for Saunders Karp & Megrue, LLC, an affiliate of the SKM Funds, to render financial advisory services, including review and analysis of operational results and budgets, to us in exchange for an annual fee of $250,000, payable in advance, plus reimbursement for out-of-pocket expenses. This fee terminates when the SKM Funds own less than 1,820,735 shares of common stock, including shares of common stock issuable upon exercise of outstanding warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten-percent beneficial stockholders are required by SEC regulation to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten-percent beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 2003, except that individual Form 4’s for stock option grants to Messrs. Gould and Del Rossi were one day late and a Form 4 for an option grant to Mr. Hoffman was five days late.

PROXY SOLICITATION COSTS

The Company will bear all the costs of the solicitation of proxies. Our Board of Directors may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. In addition to the solicitation of proxies by mail, the Company may use the services of its directors, officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally or by mail or telephone.

STOCKHOLDER PROPOSALS, ETC.

Stockholders may present proposals for inclusion in the 2004 Proxy Statement and form of proxy relating to that meeting provided they are received by our Secretary no later than September 12, 2004 and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

Stockholders wishing to communicate generally with our Board of Directors may direct any communications to the attention of the Chairman of the Board, at the Company’s corporate offices at 4645 Morena Boulevard; San Diego, California 92117. The Company reserves the right to modify this communication process at any time, and any such modifications will posted on the Internet on the Company’s website at  www.charlotte-russe.com.

Stockholders wishing to submit candidates for potential nomination as directors to be elected at the 2005 Annual Meeting should submit the candidate’s name and other relevant information to the attention of the Chairman of the Board, at the address described above. While the Board does not currently have a formal deadline for considering stockholder nominee suggestions, suggestions should be submitted by the September 12, 2004 deadline for submitting stockholder proposals in order to allow adequate time for consideration in advance of the preparation of proxy materials for the 2005 Annual Meeting.

INDEPENDENT AUDITORS

Our Audit Committee selected the firm of Ernst & Young LLP as independent auditors for the Company’s financial statements for the fiscal years ending September 27, 2003 and September 25, 2004, respectively. The Company expects that a representative of Ernst & Young LLP will be present at the annual meeting, available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

The following table sets forth the aggregate fees billed to us for the fiscal years 2003 and 2002 by Ernst & Young LLP:

	2003	2002
Audit fees	$105,000	$85,000
Audit-related fees	26,000	19,000
Public offerings	—	34,000
Tax fees	47,000	31,000
All other fees	27,000	—

Total	$205,000	$169,000

Fees billed to us by Ernst & Young LLP labeled as “Audit-related fees” related principally to a statutory audit required for our Puerto Rico operations. The Audit Committee has considered whether the provision of tax-related and other services by Ernst & Young LLP is compatible with maintaining its independence as the auditors of the Company and has concluded that it is compatible.

OTHER MATTERS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter. However, if any such other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

Exhibit A

CHARLOTTE RUSSE HOLDING, INC.

AUDIT COMMITTEE CHARTER

MISSION AND ROLE

The Audit Committee (the “Committee”) will assist the Board of Directors to fulfill its responsibility for oversight of the quality and integrity of the financial reports of the Company, its financial policies, procedures and reporting process, the audit process, and the Company’s system of financial and operating controls.

MEMBERSHIP AND COMPOSITION

The Committee shall consist of a minimum of three outside Directors, one of whom shall be the Chairperson of the Committee. All members shall satisfy the independence requirements of the Sarbanes-Oxley Act of 2002 and The Nasdaq Stock Market, Inc. as such requirements are interpreted by the Board of Directors in its business judgment. Members shall have a working understanding of finance and accounting practices and the duties and responsibilities of the Committee, and at least one member shall be designated as the “financial expert,” as defined by applicable legislation and regulation. Normally, members should serve on the Committee for at least three consecutive years before being reassigned. Committee appointments will be submitted to the Board of Directors for approval.

The Committee shall meet at least four times per year on dates generally coinciding with Board of Directors meetings and shall report regularly to the Board of Directors. The Committee shall meet separately periodically with management, Internal Audit, and the independent auditor to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for Internal Audit and the independent auditor to meet privately with the members of the Committee. The Chairperson of the Committee is authorized to call a meeting and set the agenda as necessary to effectively carry out the Committee’s responsibilities. Charlotte Russe management shall be a participant in scheduled meetings of the Committee unless otherwise instructed.

CORPORATE POLICY AND AUTHORITY

The Committee is an integral part of the corporate structure. As a standing committee of the Board of Directors, it shall provide assistance to the Board of Directors in fulfilling their oversight responsibilities to the stockholders, potential stockholders, investment community and others relating to the Company’s financial statements, financial reporting process, and systems of internal controls.

The Committee is empowered to appoint, compensate, oversee, and replace, if necessary, the public accounting firm employed by the organization to conduct the annual audit. This firm will report directly to the Committee.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, in addition to open and direct access to the directors, independent auditors and financial management of the Company. The Committee may delegate authority to subcommittees, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.

RESPONSIBILITIES AND PROCESSES

The primary responsibility for the Company’s financial reporting and internal operating controls is vested in senior operating management, as overseen by the Board of Directors. The Committee serves as the representative of the Board of Directors for the general oversight of Company affairs in the area of financial reporting and internal operating controls. In carrying out its responsibilities, the Committee believes that its policies and procedures should remain flexible, in order to react to changing conditions and circumstances. The Committee shall take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Committee is to provide reasonable assurance that financial reporting and disclosures made by management present fairly the Company’s financial condition and results of operations. The Committee’s responsibility in the area of internal controls is to ensure that they are designed to provide reasonable assurance that assets are safeguarded and transactions are authorized and properly recorded. Such controls should permit for the preparation of fairly presented financial reports and help fulfill the responsibility for stewardship of corporate assets. In meeting its responsibilities, the Committee is expected to:

•	Approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the independent auditor.

•	Provide independent and direct communication between the independent auditor and the Board of Directors.

•	Confer with the independent auditor, management, and Internal Audit regarding the scope of their recurring examinations of the books and records of the Company and direct special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance. Such discussion shall include inquiries of the adequacy and effectiveness of the accounting and financial controls.

•	Discuss with management, Internal Audit, and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s code of conduct).

•	Receive and review reports of the independent auditor discussing 1) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, 2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and 3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

•	Confer with the independent auditor, management, and Internal Audit, if appropriate, regarding the scope of any supplemental reviews of audits as the Committee may deem desirable.

•	Review the financial statements contained in the quarterly (Form 10-Q) and annual reports (Form 10-K) prior to filing them with the Securities and Exchange Commission. Consider whether the information contained in these documents is reasonable and consistent, and discuss the results of the quarterly reviews, annual audits, and any other matters required to be communicated by the independent auditor under generally accepted auditing standards.

•	Review the Company’s audited financial statements and annual report, along with the independent auditor’s opinion rendered with respect to such financial statements, including judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

•	Prepare information and reports as may be required for inclusion in the Company’s annual proxy statement.

•	Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Set clear hiring policies for employees or former employees of independent auditors.

•	The Committee may hire independent consultants and other experts.

•	Review Committee charter on an annual basis, recommending any change to the Board of Directors.

•	Review and evaluate the Committee’s composition and performance at least annually.

INTERNAL AUDIT

The Committee shall review with management and Internal Audit the charter, plans, activities, staffing, and organizational structure of the internal audit function. It will ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the Director of Internal Audit. The Committee shall review the effectiveness of the internal audit function. On a regular basis, it will meet separately with Internal Audit to discuss any matters that the Committee or Internal Audit believes should be discussed privately.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Committee shall be directly responsible for the appointment, retention, and termination of the independent auditor, and the independent auditor must report directly to the Committee. It shall review the independent auditor’s proposed audit scope and approach, including coordination of audit effort with Internal Audit. On a regular basis, it will meet separately with the independent auditor to discuss any matters that the committee or auditors believe should be discussed privately. The Committee will also review the performance of the independent auditor, and exercise final approval on the appointment or discharge of the auditor.

At least annually, the Committee shall obtain and review a report by the independent auditor describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. The Committee shall also review, evaluate and discuss formal reports, at least annually, from the independent auditor regarding the auditor’s independence including a description of all relationships between the independent auditor and the Company and recommend to the Board of Directors actions to satisfy the Board of the independence of the auditor.

In the course of its review, the Committee shall review and evaluate the lead partner of the independent auditor, ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself. The Committee shall present its conclusions with respect to the independent auditor to the full Board of Directors.

PROXY

CHARLOTTE RUSSE HOLDING, INC.

4645 Morena Boulevard

San Diego, California 92117

The undersigned stockholder of Charlotte Russe Holding, Inc., a Delaware corporation (the “Company”), hereby appoints Bernard Zeichner and Allan W. Karp and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Tuesday, February 10, 2004 at 9:00 a.m. Pacific Standard Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This proxy is being solicited by the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed below. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the following Proposal:

(Continued and to Be Signed on the Reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

				Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
		FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
1. ELECTION OF DIRECTORS:		☐	☐	WITHHELD FOR: (To withhold to vote for any individual nominee, write the nominee’s name in the space provided below.)
01 Bernard Zeichner	05 Allan W. Karp
02 Mark A. Hoffman	06 Leonard H. Mogil
03 Paul R. Del Rossi	07 David J. Oddi
04 W. Thomas Gould

Note: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

I plan to attend the meeting. ☐

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Signature(s)	Dated

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é    FOLD AND DETACH HERE    é